Exhibit 99.1

For Immediate Release

SOLO CUP COMPANY SUCCESSFULLY COMPLETES

PRIVATE PLACEMENT OF SENIOR SECURED NOTES

Company Simultaneously Closes Transaction for Asset-Based Credit Facility

HIGHLAND PARK, Ill., July 2, 2009 – Solo Cup Company (the “Company”), a leading provider of single-use foodservice products, together with Solo Cup Operating Corporation (“SCOC”), an indirect wholly owned subsidiary of the Company, today announced that they have successfully completed the previously announced private placement of $300 million of senior secured notes due 2013 (the “Notes”).

The Notes have an interest rate of 10.5% and were sold at 97.928% of the aggregate principal amount, for gross proceeds of approximately $294 million, representing a yield to maturity of 11.125%. The Notes were issued and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

In connection with the issuance of the Notes, the Company and SCOC entered into a new asset-based revolving credit facility, which provides for revolving credit of up to $200 million, subject to borrowing base limitations and other specified terms and conditions.

The Company used the proceeds from the Notes offering, together with initial borrowings under the new asset-based revolving credit facility, to repay all amounts outstanding under the Company’s first lien credit agreement and to pay the fees, expenses and other costs relating to the issuance of the Notes and the asset-based credit facility.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements concerning the Company’s offering and bank financing and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, our ability to refinance and access credit markets, the impact of our debt on our cash flow and operating flexibility, the effect of the continuing economic downturn , fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and in our other filings made from time to time with the Securities and Exchange

Commission. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-579-3503	Bob Koney, 847-579-3201
angie.gorman@solocup.com	robert.koney@solocup.com

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